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                                                             EXHIBIT 99.B14.2





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                                     IRA
                                  CUSTODIAL
                                  AGREEMENT
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INDIVIDUAL RETIREMENT ACCOUNT
CUSTODIAL AGREEMENT

The following constitutes an agreement establishing an Individual Retirement Account (under Section 408(a) of the Internal Revenue Code) between the Depositor and the Custodian.

ARTICLE I

The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in Section 402(c) (but only after December 31, 1992), 403(a)(4),403(b)(8),408(d)(3), or an employer contribution to a simplified employee pension plan as described in Section 408(k). Rollover contributions before January 1, 1993, include rollovers described in Section 402(a)(5), 402(a)(6), 402(a)(7),403(a)(4),403(b)(8), 408(d)(3), or an employer contribution to a simplified employee pension plan as described in Section 408(k).

ARTICLE II

The Depositor's interest in the balance in the custodial account is nonforfeitable.

ARTICLE III

1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5)).

2. No part of the custodial funds may be invested in collectibles (within the meaning of section 408(m)) except as otherwise permitted by Section 408
     (m)(3) which provides an exception for certain gold and silver coins and coins issued under the laws of any state.

ARTICLE IV

1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Depositor's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with Section 408(a)(6) and Proposed Regulations Section 1.408-8, including the incidental death benefit provisions of Proposed Regulations
     Section 1.401(a)(9)-2, the provisions of which are incorporated by reference.

2. Unless otherwise elected by the time of distributions are required to begin to the Depositor under Paragraph 3, or to the surviving spouse under Paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually.

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     Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

3. The Depositor's entire interest in the custodial account must be, or begin to be, distributed by the Depositor's required beginning date, (April 1 following the calendar year end in which the Depositor reaches age 70 1/2). By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the custodial account distributed in:

     (a)  A single sum payment.

     (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.

     (c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.

     (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.

     (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

     (a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with Paragraph 3.

     (b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either

          (i) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death, or

          (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 70 1/2.

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     (c)  Except where distribution in the form of an annuity meeting the requirements of Section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.

     (d) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

5. In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under Paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated beneficiary as of their birthdays in the year the Depositor reaches age 70 1/2. In the case of a distribution in accordance with Paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

ARTICLE V

1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under Section 408(i) and Regulations Section 1.408-5 and 1.408-6.

2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor prescribed by the Internal Revenue Service.

ARTICLE VI

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with Section 408(a) and related regulations will be invalid.

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ARTICLE VII

This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear below.

ARTICLE VIII

1.  INVESTMENT OF ACCOUNT ASSETS.
     (a) All contributions to the Custodial Account shall be invested in the shares of any regulated investment company ("Investment Company") for which Strong/Corneliuson Capital Management, Inc., serves as investment advisor, or any other regulated investment company designated by the investment advisor. Shares of stock of an Investment Company shall be referred to as "Investment Company Shares."

     (b) Each contribution to the Custodial Account shall identify the Depositor's account number and be accompanied by a signed statement directing the investment of that contribution. The Custodian may return to the Depositor, without liability for interest thereon, any contribution which is not accompanied by adequate account identification or an appropriate signed statement directing investment of that contribution.

     (c) Contributions shall be invested in whole and fractional Investment Company Shares at the price and in the manner in which such shares are offered to the public. All distributions received on Investment Company Shares held in the Custodial Account shall be reinvested in like shares. If any distribution of Investment Company Shares may be received at the election of the Depositor in additional like shares or in cash or other property, the Custodian shall elect to receive such distribution in additional like Investment Company Shares.

     (d) All Investment Company Shares acquired by the Custodian shall be registered in the name of the Custodian or its nominee. The Depositor shall be the beneficial owner of all Investment Company Shares held in the Custodial Account and the Custodian shall not vote any of such shares, except upon written direction of the Depositor. The Custodian agrees to forward to the Depositor each prospectus, report, notice, proxy and related proxy soliciting materials applicable to Investment Company Shares held in the Custodial Account received by the Custodian.

     (e) The Depositor may, at any time, by written notice to the Custodian, redeem any number of shares held in the Custodial Account and reinvest the proceeds in the shares of any other Investment Company. Such redemptions and reinvestments shall be done at the price and in the manner such shares are then being redeemed or offered by the respective Investment Companies.

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2.   AMENDMENT AND TERMINATION.
     (a) The Investment Advisor may amend the Custodial Account (including retroactive amendments) by delivering to the Depositor written notice of such amendment setting forth the substance and effective date of the amendment. The Depositor shall be deemed to have consented to any such amendment not objected to in writing by the Depositor within thirty (30) days of receipt of the notice, provided that no amendment shall cause or permit any part of the assets of the Custodial Account to be diverted to purposes other than for the exclusive benefit of the Depositor or his beneficiaries.

     (b) The Depositor may terminate the Custodial Account by delivering to the Custodian a written notice of such termination.

     (c) The Custodial Account shall automatically terminate upon distribution to the Depositor or any beneficiary of the entire balance in the Custodial Account.

     (d) At any time after three years from the effective date of this Agreement, the Custodian may elect to terminate the Custodial Account upon thirty (30) days written notice to the Depositor.

3. Taxes and Custodial Fees. Any income taxes or other taxes levied or assessed upon or in respect of the assets or income of the Custodial Account or any transfer taxes incurred shall be paid from the Custodial Account. All administrative expenses incurred by the Custodian in the performance of its duties, including fees for legal services rendered to the Custodian, and the Custodian's compensation shall be paid from the Custodial Account, unless otherwise paid by the Depositor or his or her beneficiaries.

     The Custodian's fees are:

     (a)  Annual maintenance fee - $10.00 per account
          Maximum annual maintenance fee - $30.00

     (b)  Transfer to successor custodian - $10.00

     (c)  Distributions to participants
          - Premature distribution - $10.00
          - Lump-sum distribution - $10.00

     Extraordinary charges resulting from unusual administrative responsibilities not contemplated by this schedule will be subject to such additional charges as will reasonably compensate the Custodian for the services performed.

     A separate annual maintenance fee will be charged for each Investment Company in which the Custodial Account is invested for that calendar year.

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     If you decide not to prepay the maintenance fee, it will be deducted in
     September of each year, and enough Investment Company Shares will be redeemed to cover the fees. Upon thirty (30) days written notice to the Depositor, the Custodian may change the fees payable in connection with the Custodial Account.

4.   REPORTS AND NOTICES.
     (a) The Custodian shall keep adequate records of transactions it is required to perform hereunder. After the close of each calendar year, the Custodian shall provide to the Depositor or the Depositor's legal representative a written report or reports reflecting the transactions effected by it during such year and the assets and liabilities of the Custodial Account at the close of the year.

     (b) All communications or notices shall be deemed to be given upon receipt by the Custodian of Strong Funds, at P. O. Box 2936, Milwaukee, Wisconsin 53201, or the Depositor at his or her most recent address shown in the Custodian's records. The Depositor agrees to advise the Custodian promptly, in writing, of any change of address.

5. DESIGNATION OF BENEFICIARY. The Depositor may designate a beneficiary or beneficiaries to receive benefits from the Custodial Account in the event of the Depositor's death. In the event the Depositor has not designated a beneficiary, or if all beneficiaries shall predecease the Depositor, the following persons shall take in the order named:

     (a)  The spouse of the Depositor; or

     (b) The personal representative of the Depositor's estate, if the Depositor does not have a spouse.

6. MULTIPLE INDIVIDUAL RETIREMENT ACCOUNTS. In the event the Depositor maintains more than one individual retirement account (as defined in Section 408(a)) and elects to satisfy his or her minimum distribution requirements described in Article IV above by making a distribution for another individual retirement account in accordance with Paragraph 6 thereof, the Depositor shall be deemed to have elected to calculate the amount of his or her minimum distribution under this Custodial Account in the same manner as under the individual retirement account from which the distribution is made.

7. INALIENABILITY OF BENEFITS. The benefits provided under this Custodial Account shall not be subject to alienation, assignment, garnishment, attachment, execution, or levy of any kind and any attempt to cause such benefits to be so subjected shall not be recognized except to the extent as may be required by law.

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8.   ROLLOVER CONTRIBUTIONS AND TRANSFERS. The Custodian shall have the right to receive rollover contributions and to receive direct transfers from other custodians or trustees. All contributions must be made in cash or check.

9. MINIMUM REQUIRED DISTRIBUTIONS. If a Depositor has attained age 70 1/2 and has not notified the Custodian in writing as to how to calculate the minimum required distribution or that a minimum required distribution has been received from another IRA (reference Article IV, Section 6), a minimum required distribution will be made in accordance with Article IV,
     Section 5.

10. CONFLICT IN PROVISIONS. To the extent that any provisions of this Article VIII shall conflict with the provisions of Articles IV, V and/or VII, the provisions of this Article VIII shall govern.

11. APPLICABLE STATE LAW. This Custodial Account shall be construed, administered, and enforced according to the laws of the State of Wisconsin.

REV. 4/93

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                                (STRONG LOGO)



                    AMENDMENTS TO IRA CUSTODIAL AGREEMENT



        The following amendments have been made in the Strong Funds IRA Disclosure Statement and Custodial Agreement:

        Additional language has been added to section 10 in the Disclosure Statement entitled "Designation of Beneficiary." The following sentences should be added after the first sentence:

                Any new account opened by exchanging money from an existing IRA account with a valid beneficiary designation will have the same beneficiary designation as the original account.

        Further, Article VIII, section 1, of the IRA Custodial Agreement has been amended. Paragraph (d) has changed and a new paragraph (e) has been added. The previous paragraph (e) is now paragraph (f). As amended, these paragraphs read as follows:

                (d) All Investment Company shares acquired by the Custodian shall be registered in the name of the Custodian or its nominee. The Depositor shall be the beneficial owner of all Investment Company Shares held in the Custodial Account.

                (e) The Custodian agrees to forward to the Depositor each prospectus, report, notice, proxy and related proxy soliciting materials applicable to Investment Company Shares held in the Custodial Account received by the Custodian. By establishing or having established the Custodial Account, the Depositor affirmatively directs the Custodian to vote any Investment Company Shares held on the applicable record date that have not been voted by the Depositor prior to a shareholder meeting for which prior notice has been given. The Custodian shall vote with the management of the Investment Company on each proposal that the Investment Company's Board of Directors has approved unanimously. If the Investment Company's Board of Directors has not approved a proposal unanimously, the Custodian shall vote in proportion to all shares voted by the Investment Company's shareholders.

                (f) [Paragraph previously lettered paragraph (e).] The Depositor may, at any time, by written notice to the Custodian, redeem any number of shares held in the Custodial Account and reinvest the proceeds in the shares of any other Investment Company. Such redemptions and reinvestments shall be done at the price and in the manner such shares are then being redeemed or effected by the respective Investment Companies.